Exhibit 99.4

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF E2OPEN

(Dollars and shares in millions, unless stated otherwise or except for per share amounts)

Introduction

Throughout this section, unless otherwise noted, “we”, “us” and “our” refer to E2open.

The following discussion and analysis of the financial condition and results of operations of E2open should be read together with our audited consolidated financial statements, and related notes included in the Proxy Statement/Prospectus. The discussion and analysis should also be read together with the section entitled “Business of E2open.” In addition to historical information, the following discussion contains forward-looking statements. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Our fiscal year end is the final day in February. Our fiscal years 2020 and 2019 ended February 29, 2020 and February 28, 2019, respectively, and were each fifty-two-week periods.

Overview

E2open is a leading provider of 100% cloud-based, end-to-end supply chain management software. E2open’s software combines networks, data, and applications to provide a deeply embedded, mission-critical platform that allows customers to optimize their supply chain by accelerating growth, reducing costs, increasing visibility, and driving improved resiliency. Given the mission-critical nature of our solutions, we maintain deep, long-term relationships with our customers, which is reflected by our 95% gross retention and customer tenure of 14 years for our top 100 customers. In aggregate, we serve more than 1,200 customers in over 180 countries across a wide range of end-markets, including technology, consumer, industrial, and transportation, among others.

E2open operates in what we believe is an attractive industry with strong secular tailwinds and a large Total Addressable Market of more than $45 billion. This TAM is comprised of approximately 85% Whitespace, including more than $1 billion of opportunity with our existing customers, and includes a combination of legacy point solutions and home-grown applications, many of which are tied together with manual processes and spreadsheets. As manufacturing has evolved from brands owning the full production lifecycle to orchestrating disparate manufacturing, distribution and selling processes, supply chains have grown more complex, increasing demand for software solutions like E2open. Importantly, we believe our fully cloud-based, end-to-end software platform offers a differentiated solution for customers that gives them significantly better value as compared to the disparate point solutions offered by many of our competitors.

Our Go-To-Market Strategy

Our go-to-market strategy is focused on both expanding the adoption of our product portfolio with existing customers and the acquisition of new customers. We primarily focus our selling efforts on large enterprise organizations and sell our software through a direct sales force and channel partners. Additionally, we have a high-velocity inside sales organization to serve small and medium-sized businesses. Our go-to-market strategy enables our sales force to develop deep, long-term relationships with existing and potential customers across the relevant functions, from buying managers to IT to division heads to C-level executives. Importantly, we believe that our go-to-market approach focused on customers is a competitive advantage compared to competitors whose go-to-market approach is focused on products which enables us to sustain our high customer retention and long customer tenure as well as drive maximum spend within each customer.

Our sales organization is comprised of field sales, inside sales and sales development personnel, and we align these teams based on customer size and industry. We focus initially on solving a customer’s primary need, usually a specific piece of their supply chain. Once a customer adopts our solution and witnesses the power of our unique platform, we focus on cross-selling additional products and up-selling additional departments and divisions with the same solution. We have found that experience with our SaaS platform is the most effective selling tool.

The Business Combination

On February 4, 2021, E2open Holdings and CCNB1 completed the Business Combination contemplated by the Business Combination Agreement. Pursuant to the Business Combination Agreement, CCNB1 acquired a majority interest in E2open Holdings through a series of mergers, with E2open Holdings becoming a direct subsidiary of CCNB1 (“Business Combination”). In connection with the completion of the Business Combination, CCNB1 changed its jurisdiction of incorporation from the Cayman Islands to the State of Delaware and changed its name to “E2open Parent Holdings, Inc.”

Upon completion of the Business Combination, CCNB1 was deemed the accounting acquirer and E2open the accounting acquiree. Under the acquisition method of accounting, CCNB1’s assets and liabilities retained their carrying values and the assets and liabilities associated with E2open were recorded at their fair values measured as of the acquisition date. The excess of the purchase price over the estimated fair values of the net assets acquired was recorded as goodwill. The Business Combination is expected to have several significant impacts on our future reported financial position and results. These include an estimated increase in cash (as compared to our balance sheet as of November 30, 2020) of approximately $17.1 million. These pro forma cash amounts are net of (x) approximately $637.5 million in cash consideration payable to the E2open Sellers, including certain non-recurring seller transaction expenses, (y) approximately $946.8 million used to pay down existing E2open debt and (z) total non-recurring transaction costs of approximately $63.0 million (including acquisition-related advisory fees in connection with the Business Combination and deferred underwriting commissions in connection with CC’s initial public offering, but excluding certain seller costs to be borne by the E2open Sellers), of which a portion will be treated as a reduction of equity (i.e., the deferred underwriting commissions and costs pertaining to the reverse recapitalization) and a portion will be expensed in the period in which the Business Combination closes (i.e., merger-related costs). The pro forma cash amounts include cash from (i) the Trust Account, (ii) $525.0 million in proceeds from the issuance of a new term loan, (iii) the proceeds from the PIPE Investment of approximately $695.0 million, and (iv) $200.0 million in proceeds from Forward Purchase, each of which was received upon completion of the Business Combination. In addition, certain options to purchase equity interests in E2open Holdings were accelerated upon Closing, which resulted in a non-recurring, non-cash expense of approximately $25.8 million in January 2021. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Non-GAAP Financial Measures

This document includes Adjusted Gross Profit, Adjusted Gross Margin and Adjusted EBITDA, which are non-GAAP performance measures that we use to supplement our results presented in accordance with U.S. GAAP. We believe Adjusted Gross Profit, Adjusted Gross Margin and Adjusted EBITDA are useful in evaluating our operating performance, as they are similar to measures reported by our public competitors and are regularly used by security analysts, institutional investors and other interested parties in analyzing operating performance and prospects. Adjusted Gross Profit, Adjusted Gross Margin and Adjusted EBITDA are not intended to be a substitute for any U.S. GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

We calculate and define Adjusted Gross Profit as gross profit excluding depreciation and amortization (which are non-cash items). We define and calculate Adjusted EBITDA as net losses excluding interest income or expense, income tax expense, depreciation and amortization, and further adjusted for the following items: stock-based compensation, transaction-related costs and certain other non-cash and non-recurring items, as described in the reconciliation below. We also report Adjusted Gross Profit and Adjusted EBITDA as a percentage of revenue as additional measures to evaluate our Adjusted Gross Profit Margins and Adjusted EBITDA Margins, respectively, on revenue.

We include these non-GAAP financial measures because they are used by management to evaluate E2open’s core operating performance and trends and to make strategic decisions regarding the allocation of capital and new investments. Adjusted Gross Profit, Adjusted Gross Margin and Adjusted EBITDA exclude certain expenses that are required in accordance with U.S. GAAP because they are non-recurring (for example, in the case of transaction-related costs), non-cash (for example, in the case of depreciation and amortization, stock-based compensation) or are not related to our underlying business performance (for example, in the case of interest income and expense). There are limitations to non-GAAP financial measures because they exclude charges and credits that are required to be included in U.S. GAAP financial presentation. The items excluded from U.S. GAAP financial measures such as net loss to arrive at non-GAAP financial measures are significant components for understanding and assessing our financial performance. As a result, non-GAAP financial measures should be considered together with, and not alternatives to, financial measures prepared in accordance with GAAP.

The table below presents our Adjusted Gross Profit reconciled to our reported gross profit, the closest U.S. GAAP measure, for the periods indicated:

	Nine Months Ended November 30,
($ in millions)	2020	2019
Gross profit:
Reported gross profit	$156.2	$133.8
Depreciation and amortization	20.4	17.5
Adjusted gross profit	$176.6	$151.3
Gross margin	62.7%	60.6%
Adjusted gross margin	70.9%	68.5%

The table below presents our Adjusted EBITDA reconciled to our net loss, the closest U.S. GAAP measure, for the periods indicated:

	Nine Months Ended November 30,
($ in millions)	2020	2019
Net loss	$(68.4)	$(80.4)
Adjustments:
Interest expense, net	53.0	46.8
Income tax expense (benefit)	24.1	(2.8)
Depreciation and amortization	51.2	44.2
EBITDA	59.9	7.8
EBITDA Margin	24.1%	3.5%
Non-cash adjustments	—	—
Acquisition-related adjustments (1)	11.4	22.2
Non-recurring/non-operating costs (2)	3.4	3.8
Unit-based compensation (3)	6.7	15.1
Adjusted EBITDA	$81.4	$48.9

(1)	Primarily includes advisory, consulting, accounting and legal expenses incurred in connection with mergers and acquisitions activities, including related valuation, negotiation and integration costs, and capital-raising activities, including costs related to the acquisition of Amber Road and the Business Combination.

(2)	Primarily includes foreign currency exchange gain and losses and other non-recurring expenses such as systems integrations, legal entity simplification, advisory fees, and expenses related to retention of key employees from acquisitions.

(3)	Reflects non-cash, long-term unit-based compensation expense, primarily related to senior management.

Impact of COVID-19

The COVID-19 pandemic has caused business disruptions worldwide beginning in January 2020. The full extent to which the pandemic will impact our business, operations, cash flows and financial condition will depend on future developments that are difficult to accurately predict. We have experienced modest adverse impacts as it relates to lengthening of sales cycles and delays in delivering professional services and training to our customers.

The global pandemic continues to evolve, and we are carefully monitoring the situation to understand its impacts on our business and operations.

Key Components of Our Results of Operations

Revenue

Effective March 1, 2019, E2open adopted Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”), and all the related amendments, using the modified retrospective method. E2open adopted the new standard for all customer contracts. See Recently Adopted and Issued Accounting Pronouncements below for related discussion.

E2open generates revenue from the sale of subscriptions and professional services. E2open recognizes revenue when the customer contract and associated performance obligations have been identified, the transaction price has been determined and allocated to the performance obligations in the contract, and the performance obligations have been satisfied.

Subscription Revenue — E2open offers cloud-based on-demand software solutions, which enable its customers to have constant access to its solutions without the need to manage and support the software and associated hardware themselves. From fiscal year 2017 to fiscal year 2020, E2open achieved 7% organic subscription revenue growth, including 7% organic subscription revenue growth during fiscal year 2020. E2open houses the hardware and software in third-party facilities and provides its customers with access to the software solutions, along with data security and storage, backup, recovery services and solution support. E2open’s customer contracts typically have a term of three to five years. E2open primarily invoices its customers for subscriptions in advance for the annual use of the software solutions. E2open’s payment terms typically require customers to pay within 30 to 90 days from the invoice date.

E2open also offers cloud-based software solutions, which enable its customers to have access to an electronic commerce transaction platform for the international container shipping industry. E2open charges either fixed annual subscription fees or volume-based transaction fees, based on the volume of transactions booked on the platform for this product. For subscription-based contracts, E2open generally invoices annually in advance. Under the previous standard, E2open limited subscription revenue recognition to the contractually billable amounts in each year of the subscription. Under the new standard, subscription revenue is recognized ratably over the life of the contract. The impact of this change was insignificant. Therefore, no cumulative adjustment was made to the opening balance sheet for revenue recognition at adoption of the new standard. For transactional based contracts, E2open primarily recognizes revenue and invoices for these transactions monthly once incurred. This is unchanged from the previous standard.

Professional Services — Professional services revenue is derived primarily from fees for enabling services, including solution consulting and solution deployment. These services are often sold in conjunction with the sale of E2open’s solutions. E2open provides professional services primarily on a time and materials basis, but also on a fixed fee basis. Customers are invoiced for professional services either monthly in arrears or, as with fixed fee arrangements, in advance and upon reaching project milestones. Professional services revenue is recognized over time. For services that are contracted for at a fixed price, progress is generally measured based on labor hours incurred as a percentage of the total estimated hours required for complete satisfaction of the related performance obligations. For services that are contracted on time and materials or a prepaid basis, progress is generally based on actual labor hours expended. These input methods (e.g., hours incurred or expended) are considered a faithful depiction of our efforts to satisfy services contracts as they represent the performance obligation consumed by the customer and performed by E2open, and therefore reflect the transfer of services to a customer under such contracts. The adoption of the new standard did not result in a material change to the revenue recognition of professional services.

E2open enters into arrangements with multiple performance obligations, comprised of subscriptions and professional services. Arrangements with customers typically do not provide the customer with the right to take possession of the software supporting the on-demand solutions. E2open primarily accounts for subscription and professional services revenue as separate units of accounting and allocates revenue to each deliverable in an arrangement based on standalone selling price. E2open evaluates the standalone selling price for each element by considering prices E2open charges for similar offerings, size of the order and historical pricing practices.

Total Revenue by Geographic Locations — Revenues by geographical region consisted of the following:

	Nine months ended November 30,
($ in millions)	2020	2019
Americas	$239.5	$213.2
Europe	4.3	4.3
Asia Pacific	5.2	3.4
Total revenue	$249.0	$220.9

Revenues by geography are determined based on the region of E2open’s contracting entity, which may be different than the region of the customer. Americas revenue attributed to the United States was approximately 96% and 97% during the nine months ended November 30, 2020 and 2019, respectively. No other country represented more than ten percent of total revenue during the nine months ended November 30, 2020 and 2019.

Cost of Revenue

Cost of Subscription Revenue — Cost of subscription revenue consists primarily of costs related to delivering our service and providing support to customers, including personnel and related costs, costs associated with data center capacity, fees paid to third parties to license their technology and depreciation expense directly related to delivering our solutions. We generally expense our cost of subscription revenue as we incur the costs.

Cost of Professional Services Revenue — Cost of professional services revenue consists primarily of personnel and related travel costs, the costs of contracted third-party vendors and reimbursable expenses. As our personnel are employed on a full-time basis, our cost of professional services is largely fixed in the short-term, while our professional services revenue may fluctuate, leading to fluctuations in professional services gross profit. We expense our cost of professional services revenue as we incur the costs.

Operating Expenses

Research and Development — Research and development expenses primarily consist of personnel and related costs of our research and development staff, costs of certain third-party contractors, depreciation, amortization and other allocated costs. Research and development expenses are expensed as incurred, excluding the capitalization of internally developed software costs.

Sales and Marketing — Sales and marketing expenses primarily consist of personnel and related costs for our sales and marketing staff. It also includes the costs of promotional events, corporate communications, online marketing, solution marketing and other brand-building activities, in addition to depreciation, amortization and other allocated costs. When the initial customer contract is signed and upon any renewal, we capitalize and amortize commission costs under ASC 606, as an expense over the period in which products are expected to be delivered to customers, including expected renewals, which is estimated to be 4.0 years. If a subscription agreement is terminated, we recognize the unamortized portion of any deferred commission cost as an expense immediately upon such termination. Certain sales commissions are contingent on future customer billings and are expensed as incurred to sales and marketing expense.

General and Administrative — General and administrative expenses primarily consist of personnel and related costs for our executive, administrative, finance, information technology, legal, accounting and human resource staff; professional fees; other corporate expenses; depreciation; amortization; and other allocated costs.

Interest and Other Expenses, Net

Interest and other expenses, net, consists primarily of interest income on our cash balances, and interest expense on our outstanding debt and capital lease obligations, foreign currency realized and unrealized gains and losses, and gains and losses on the disposal of fixed assets.

Provision for Income Taxes

The provision for income tax expense consists primarily of deferred income tax expense from utilization of deferred tax attributes of our U.S. corporate tax consolidated groups due to pre-tax income in these subsidiaries from a change in the Company’s technology transfer pricing implemented in the current year and current income taxes from foreign subsidiaries which are subject to corporate income taxes. The income tax benefit in prior years was primarily related to losses benefited in certain U.S. corporate tax consolidated groups to reduce deferred tax liabilities recorded in purchase accounting offset in part by foreign income tax expense as a result of the cost-plus transfer pricing agreements we have in place with our foreign subsidiaries. The deferred tax assets of certain other U.S. corporate tax consolidated groups and non-U.S. jurisdictions remain offset by a valuation allowance. Realization of these deferred tax assets depends upon future earnings, the timing and amount of which are uncertain. Utilization of our net operating losses may be subject to annual limitations due to the ownership change rules under the Internal Revenue Code of 1986, as amended, and similar state provisions. We have analyzed the effect of Internal Revenue Code Section 382 for each of our acquisitions. Based on analysis of acquired net operating losses and credits, utilization of our net operating losses and research and development credits will be subject to annual limitations. In the event we have future changes in ownership, the availability of net operating loss carryforwards could be further limited.

Results of Operations

The following table is our condensed consolidated statements of comprehensive loss for the periods indicated:

	Nine months ended November 30,
($ in millions)	2020	2019
Revenue	$249.0	$220.9
Cost of Revenue	(92.8)	(87.1)
Total gross profit	156.2	133.8

Operating Expenses
Research and development	(43.2)	(45.0)
Sales and marketing	(37.3)	(37.8)
General and administrative	(30.0)	(40.3)
Acquisition-related expenses	(11.3)	(23.5)
Amortization of acquired intangible assets	(25.4)	(22.8)
Total operating expenses	(147.2)	(169.4)
Income (loss) from operations	9.0	(35.6)
Interest and other expense, net	(53.3)	(47.6)
Loss on extinguishment of debt	—	—
Loss before income taxes	(44.3)	(83.2)
Benefit from (provision for) income taxes	(24.1)	2.8
Net loss	$(68.4)	$(80.4)

EBITDA	$59.9	$7.8
Adjusted EBITDA	$81.4	$48.9

The comparability of our operating results for the nine months ended November 30, 2020 as compared to the nine months ended November 30, 2019 was impacted by the recent acquisition of Amber Road in July 2019. In the discussion of our results of operations for we may quantitatively disclose the impact of our acquired products and services to the extent they remain ascertainable. Expense contributions from our recent acquisition for the respective period comparisons generally were not separately identifiable due to the integration of these businesses into our existing operations.

Comparison of the Nine Months Ended November 30, 2020 and 2019

Revenue

	Nine Months Ended November 30,
($ in millions)	2020	2019	$ Change	% Change
Revenue:
Subscription revenue	$209.0	$176.5	$32.5	18%
Professional services revenue and other	40.0	44.4	(4.4)	-10%
Total revenue	$249.0	$220.9	$28.1	13%

Percentage of revenue:
Subscription revenue	84%	80%
Professional services revenue and other	16%	20%
Total	100%	100%

Subscription revenue was $209.0 million for the nine months ended November 30, 2020, a $32.5 million, or a 18%, increase compared to subscription revenue of $176.5 million for the nine months ended November 30, 2019. The increase in subscription revenue was primarily related to the acquisition of Amber Road which accounted for approximately $25.0 million of the change. The balance of the increase was primarily related to new organic subscription sales in the prior periods, predominantly driven by increases in products utilized across our customer portfolio.

Professional services revenue and other was $40.0 million for the nine months ended November 30, 2020, a $4.4 million, or 10%, decrease compared to $44.4 million for the nine months ended November 30, 2019. The decrease was primarily due to the impact of the COVID-19 pandemic, which delayed the delivery of professional services and training to our customers, mainly due to our customers’ focus on switching to remote operations during this time period. Importantly, although COVID-19 delayed planned customer engagements, we did not experience any material cancellations of engagements. Professional services revenue was also impacted by fewer new subscription sales closed in the nine months ended November 30, 2020 as compared to the prior year. We attribute this temporary delay in closing new subscription sales to COVID-19 as our customers were focused on the impact of the pandemic on their operations rather than launching new technology projects. The impact of these COVID-related factors was partially offset by the impact of acquired revenue.

Our subscription revenue as a percentage of total revenue increased to 84% for the nine months ended November 30, 2020 compared to 80% for the nine months ended November 30, 2019 driven primarily by the increase in subscription revenue and decline in professional services revenue described above.

Cost of Revenue, Gross Profit and Gross Margin

	Nine Months Ended November 30,
($ in millions)	2020	2019	$ Change	% Change
Cost of revenue:
Subscriptions	$(44.6)	$(43.6)	$(1.0)	2%
Professional services and other	(32.8)	(30.0)	(2.8)	9%
Amortization of acquired intangible assets	(15.4)	(13.5)	(1.9)	14%
Total cost of revenue	(92.8)	(87.1)	(5.7)	7%

Gross profit:
Subscriptions	149.0	119.3	29.7	25%
Professional services and other	7.2	14.5	(7.3)	-50%
Total gross profit	$156.2	$133.8	$22.4	17%

Gross margin:
Subscriptions	71%	68%
Professional services and other	18%	33%
Total gross margin	63%	61%

Cost of subscriptions was $44.6 million for the nine months ended November 30, 2020, a $1.0 million, or 2%, increase compared to $43.6 million for the nine months ended November 30, 2019. This increase is primarily related to the acquisition of Amber Road, partially offset by the realization of acquisition-related cost savings from acquisitions.

Cost of professional services revenue and other was $32.8 million for the nine months ended November 30, 2020, a $2.8 million, or 9%, increase compared to $30.0 million for the nine months ended November 30, 2019. This increase is primarily related to the acquisition of Amber Road. We have proactively decided to invest in our professional services organization during the COVID-19 pandemic as a means of providing additional service to and deeper relationships with our customers.

Amortization of acquired intangible assets was $15.4 million for the nine months ended November 30, 2020, a $1.9 million, or 14%, increase compared to $13.5 million for the nine months ended November 30, 2019, driven primarily by additional intangibles from the acquisition of Amber Road.

Our subscriptions gross margin improved to 71% for the nine months ended November 30, 2020 compared to 68% for the nine months ended November 30, 2019 driven primarily by the realization of integration-related cost savings from historical acquisitions and the low marginal costs associated with incremental new organic subscription sales. Our professional services and other gross margin declined to 18% for the nine months ended November 30, 2020 from 33% in the prior period, primarily due to lower professional services and other revenue in the current period as described above.

Research and Development

	Nine Months Ended November 30,
($ in millions)	2020	2019	$ Change	% Change
Research and development	$(43.2)	$(45.0)	$1.8	-4%
Percentage of revenue	17%	20%

Research and Development expenses were $43.2 million for the nine months ended November 30, 2020, a $1.8 million, or 4%, decrease compared to $45.0 million in the prior year. The decrease is associated with leveraging the existing E2open operating model and managerial structure resulting in optimized synergy cost savings associated with the acquisition of Amber Road.

Sales and Marketing

	Nine Months Ended November 30,
($ in millions)	2020	2019	$ Change	% Change
Sales and marketing	$(37.3)	$(37.8)	$0.5	-1%
Percentage of revenue	15%	17%

Sales and marketing expenses were $37.3 million for the nine months ended November 30, 2020, a $0.5 million, or 1%, decrease compared to $37.8 million in the prior year. The decrease is primarily due to the realization of acquisition-related cost savings from historical acquisitions, partially offset by the associated costs of the Amber Road acquisition.

General and Administrative

	Nine Months Ended November 30,
($ in millions)	2020	2019	$ Change	% Change
General and administrative	$(30.0)	$(40.3)	$10.3	-26%
Percentage of revenue	12%	18%

General and administrative expenses were $30.0 million for the nine months ended November 30, 2020, a $10.3 million, or 26%, decrease compared to $40.3 million in the prior year. The decrease is driven primarily by a $9.5 million increase in prior year unit-based compensation primarily attributable to the acceleration of certain unit-based awards that were accelerated in connection with the Amber Road acquisition.

Other Operating Expenses

	Nine Months Ended November 30,
($ in millions)	2020	2019	$ Change	% Change
Acquisition and other related expenses	$(11.4)	$(23.5)	$12.1	-51%
Amortization of acquired intangible assets	(25.4)	(22.8)	(2.6)	11%
Total other operating expenses	$(36.8)	$(46.3)	9.5	-21%

Other operating expenses were $36.8 million for the nine months ended November 30, 2020; a $9.5 million, or 21%, decrease compared to $46.3 million in the prior year. The nine months ended November 30, 2019 included significant transaction related expenses for Amber Road and INTTRA, which were largely completed as of November 30, 2020.

Interest and Other Expense

	Nine Months Ended November 30,
($ in millions)	2020	2019	$ Change	% Change
Interest and other expense, net	$(53.3)	$(47.6)	$(5.7)	12%

Interest expense increased to $53.3 million for the nine months ended November 30, 2020, a $5.7 million, or 12%, increase compared to $47.6 million in the prior year. This increase is driven primarily by the incremental debt incurred to finance the acquisition of Amber Road.

Provision for Income Taxes

	Nine Months Ended November 30,
($ in millions)	2020	2019	$ Change	% Change
Loss before income taxes	$(44.3)	$(83.2)	$38.9	-47%
(Provision for) benefit from income taxes	(24.1)	2.8	(26.9)	nm	*

* Not meaningful

Loss before income taxes was $44.3 million for the nine months ended November 30, 2020, a $38.9 million, or 47%, decrease compared to $83.2 million for the nine months ended November 30, 2019. This decrease was related primarily to the acquisition of Amber Road, stronger operating results, the $9.5 million unit-based compensation recognized in 2019 attributable to the acceleration of certain unit-based awards related to the Amber Road acquisition and additional integration-related cost savings realized from historical acquisitions, partially offset by higher interest expense in 2020 due to incremental debt incurred to finance the Amber Road acquisition. The provision for income taxes was $24.1 million for the nine months ended November 30, 2020, a $26.9 million increase compared to the $2.8 million income tax benefit in the prior year. This increase was primarily driven by an increase in pre-tax income in E2open’s U.S. corporate consolidated tax groups and foreign subsidiaries as well as a change in our technology transfer pricing implemented in the current year.

EBITDA

	Nine Months Ended November 30,
($ in millions)	2020	2019	$ Change	% Change
EBITDA	$59.9	$7.8	$52.1	nm	*
EBITDA margin	24%	4%

* Not meaningful

EBITDA was $59.9 million for the nine months ended November 30, 2020, a $52.1 million increase compared to $7.8 million for the nine months ended November 30, 2019. EBITDA margins improved to 24% for the nine months ended November 30, 2020 compared to 4% in the prior year. The increase in EBITDA and EBITDA margin was primarily related to stronger operating results due to organic revenue growth, the additional four months of results from the acquisition of Amber Road in 2020 compared to 2019 and the realization of integration-related cost savings from historical acquisitions.

Adjusted EBITDA

	Nine Months Ended November 30,
($ in millions)	2020	2019	$ Change	% Change
Adjusted EBITDA	$81.4	$48.9	$32.5	66%
Adjusted EBITDA margin	33%	22%

Adjusted EBITDA was $81.4 million for the nine months ended November 30, 2020, a $32.5 million, or 66%, increase compared to $48.9 million for the nine months ended November 30, 2019. Adjusted EBITDA margins improved to 33% for the nine months ended November 30, 2020 compared to 22% in the prior year. This increase in Adjusted EBITDA and Adjusted EBITDA margin was primarily related to the acquisition of Amber Road, stronger operating results and the realization of integration-related cost savings from historical acquisitions.

Liquidity and Capital Resources

E2open measures liquidity in terms of its ability to fund the cash requirements of its business operations, including working capital, capital expenditure needs, contractual obligations and other commitments, with cash flows from operations and other sources of funding. Current working capital needs relate mainly to employee compensation and benefits, as well as and interest and debt. E2open’s ability to expand and grow its business will depend on many factors, including working capital needs and the evolution of operating cash flows.

E2open had $17.1 million in cash and cash equivalents and $15.0 million of unused borrowing capacity under its revolving credit facility (see Note 6) as of November 30, 2020. E2open believes its existing cash and cash equivalents, cash provided by operating activities and, if necessary, the borrowing capacity under its revolving credit facility will be sufficient to meet its working capital, debt repayment and capital expenditure requirements until at least February 2022.

On February 4, 2021, as part of the Business Combination, all existing debt outstanding was repaid, and we entered into a new $525 million “covenant lite” term loan and a $75 million revolver. The $525 million term loan will mature on February 4, 2028 while the revolver will mature on February 4, 2026. There have been no amounts drawn on the revolver.

In the future, E2open may enter into arrangements to acquire or invest in complementary businesses. To facilitate these acquisitions or investments, E2open may seek additional equity or debt financing.

Debt

Amber Term Loan — In July 2019, E2open Holdings incurred an additional term loan with Silicon Valley Bank (“Amber Term Loan”) with a maturity date of April 2021. The loan has a variable interest rate which was 2.25% and 3.25% as of November 30, 2020 and February 29, 2020, respectively. As of November 30, 2020 and February 29, 2020, the loan had a principal amount outstanding of $36.6 million.

Term Loan and Revolving Credit Facility Due 2024 — In November 2018, E2open, LLC entered into a credit agreement, including an initial term loan of $400.0 million, delayed draw term loans of up to $80.0 million (together, the “Term Loan Due 2024”) and a revolving credit facility of up to $30.0 million (“Revolving Credit Facility”) with a maturity date of November 2024. Borrowings under the Term Loan Due 2024 during the year ended February 29, 2020 were $441.0 million and were used for the acquisition of Amber Road. There were $15.0 million outstanding under the Revolving Credit Facility as of November 30, 2020 and February 29, 2020. The interest rate for the Term Loan Due 2024 and Revolving Credit Facility was 6.75% and 7.7% as of November 30, 2020 and February 29, 2019, respectively.

As of November 30, 2020, E2open, LLC was in compliance with the covenants of the Term Loan Due 2024 and Revolving Credit Facility.

Business Combination Activity — On February 4, 2021, as part of the Business Combination, the Amber Term Loan, Term Loan Due 2024 and Revolving Credit Facility were repaid. Additionally, we entered into a new $525 million “covenant lite” term loan containing no financial maintenance covenants and a $75 million revolver. The $525 million term loan will mature on February 4, 2028 while the revolver will mature on February 4, 2026. There have been no amounts drawn on the revolver.

Cash Flows

The following table presents net cash from operating activities, investing activities and financing activities:

	Nine months ended November 30,
($ in millions)	2020	2019
Net cash provided by (used in) operating activities	$30.1	$(46.3)
Net cash used in investing activities	(12.0)	(441.7)
Net cash (used in) provided by financing activities	(8.1)	455.7
Effect of exchange rate changes on cash and cash equivalents	0.1	1.5
Net increase (decrease) in cash, cash equivalents and restricted cash	10.1	(30.8)
Cash, cash equivalents and restricted cash at beginning of period	48.4	79.4
Cash, cash equivalents and restricted cash at end of period	$58.5	$48.6

Nine Months Ended November 30, 2020 vs. Nine Months Ended November 30, 2019

As of November 30, 2020, our consolidated cash, cash equivalents and restricted cash was $58.5 million, a $9.9 million increase from our balance of $48.6 million as of November 30, 2019.

Net cash provided by operating activities for the nine months ended November 30, 2020 was $30.1 million compared to a use of cash of $46.3 million for the nine months ended November 30, 2019. The $76.4 million difference was largely driven by income from operations of $8.8 million in 2020 compared to a loss from operations of $35.6 million in 2019, primarily due to the realization of integration-related cost savings from historical acquisitions along with additional cash generated from working capital in 2020 compared to 2019.

Net cash used in investing activities was $12.0 million and $441.7 million for the nine months ended November 30, 2020 and 2019, respectively. The use of cash for the nine months ended November 30, 2020 was primarily driven by the acquisition of property and software related to our data centers while the use of cash for the nine months ended November 30, 2019 was primarily driven by the acquisition of Amber Road.

Net cash used by financing activities for the nine months ended November 30, 2020 was $8.0 million and compared to net cash provided by financing activities of $455.7 million for the nine months ended November 30, 2019. The use of cash for the nine months ended November 30, 2020 was primarily driven by repayment of outstanding balances on our long-term debt while the cash provided during the nine months ended November 30, 2019 was driven by borrowings to finance the acquisition of Amber Road.

Tax Receivable Agreement

Concurrently with the completion of the Business Combination and as a condition precedent to the Closing, we entered into the Tax Receivable Agreement with the Blocker Sellers and the Flow-Through Sellers. Pursuant to the Tax Receivable Agreement, we will pay the Flow-Through Sellers and/or Blocker Sellers as applicable, 85% of the tax savings that we will realize from increases in the tax basis in E2open Holdings’ assets as a result of the sale of E2open equity interests, the future exchange of the Common Units for shares of Class A common stock (or cash) pursuant to the Third Amended and Restated Limited Liability Company Agreement, and certain pre-existing tax attributes of the Blockers, as well as certain other tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless we exercise our right to terminate the Tax Receivable Agreement for an amount representing the present value of anticipated future tax benefits under the Tax Receivable Agreement or certain other acceleration events occur.

Amounts payable under the Tax Receivable Agreement will be contingent upon, among other things, our generation of taxable income over the term of the Tax Receivable Agreement. If we do not generate sufficient taxable income in the aggregate over the term of the Tax Receivable Agreement to utilize the tax benefits subject to the Tax Receivable Agreement, then we would not be required to make the related payments under the Tax Receivable Agreement. Although the amount of any payments required to be made under the Tax Receivable Agreement may be significant, the timing of these payments will vary and will generally be limited to one payment per member per year. The amount of such payments is also generally limited to the extent we are unable to utilize the full amount of any tax benefits subject to the Tax Receivable Agreement in a given period.

We recorded an estimated tax receivable liability of $33.0 million assuming (i) an exchange price of $10 per share, (ii) a constant corporate tax rate of 24.0%, (iii) no dispositions of corporate subsidiaries, (iv) no material changes in tax law, and (v) we do not elect an early termination of the Tax Receivable Agreement. However, due to the uncertainty of various factors, including: (a) the timing and value of future exchanges, (b) the amount and timing of our future taxable income, (c) changes in our tax rate, (d) no future dispositions of any corporate stock, and (e) changes in the tax law, the likely tax savings we will realize and the resulting amounts we are likely to pay to the Blocker Sellers and the Flow-Through Sellers pursuant to the Tax Receivable Agreement are uncertain.

The liability recorded on the balance sheet does not include an estimate of the amount of payments to be made if the Flow-Through Sellers exchanged their remaining interests in E2open for stock in E2open Parent Holdings, Inc., as this amount is not readily determinable and dependent on several future variables, including timing of future exchanges, stock price at date of exchange, tax attributes of the individuals party to the exchange, and changes in future applicable federal and state tax rates.

In addition, if we exercise our right to terminate the Tax Receivable Agreement or certain other acceleration events occur, we will be required to make immediate cash payments. Such cash payments will be equal to the present value of the assumed future realized tax benefits based on a set of assumptions and using an agreed upon discount rate, as defined in the Tax Receivable Agreement. The early termination payment may be made significantly in advance of the actual realization, if any, of those future tax benefits. Such payments will be calculated based on certain assumptions, including that we have sufficient taxable income to utilize the full amount of any tax benefits subject to the Tax Receivable Agreement over the period specified therein. The payments that we will be required to make will generally reduce the amount of overall cash flow that might have otherwise been available to us, but we expect the cash tax savings we will realize from the utilization of the related tax benefits will exceed the amount of any required payments. If we elected to terminate the Tax Receivable Agreement immediately after the closing of the Business Combination Agreement, we estimate our early termination payment would have been approximately $75.3 million in the aggregate under the Tax Receivable Agreement.

In accordance with the Third Amended and Restated Limited Liability Company Agreement, we will be entitled to receive quarterly tax distributions from E2open Holdings following the Business Combination, subject to limitations imposed by applicable law and contractual restrictions. The cash received from such tax distributions will first be used by us to satisfy any tax liability and then to make any payments required under the Tax Receivable Agreement. We expect that such tax distributions will be sufficient to fund both our tax liability and the required payments under the Tax Receivable Agreement.

Off-Balance Sheet Arrangements

We are responsible for reimbursement obligations on letters of credit in the aggregate face amount of $75.0 million issued under our revolving credit facility to support our operations. We do not have any other material off-balance sheet arrangements or contingent commitments. There was $15.0 million outstanding under the Revolving Credit Facility as of November 30, 2020 and February 29, 2020, respectively.

Critical Accounting Policies and Estimates

Our consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. Preparation of the financial statements requires management to make judgments, estimates and assumptions that impact the reported amount of revenue and expenses, assets and liabilities and the disclosure of contingent assets and liabilities. We consider an accounting judgment, estimate or assumption to be critical when (1) the estimate or assumption is complex in nature or requires a high degree of judgment and (2) the use of different judgments, estimates and assumptions could have a material impact on our consolidated financial statements. Our significant accounting policies are described in Note 3 to our condensed unaudited consolidated financial statements. Our critical accounting policies are described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of E2open – Critical Accounting Policies” in the Proxy Statement/Prospectus which was filed with the Commission on January 12, 2021 by CCNB1. The Proxy Statement/Prospectus can be found on the Commission's website at www.sec.gov.

Recently Adopted and Issued Accounting Pronouncements

Recently issued and adopted accounting pronouncements are described in Note 3 to our unaudited condensed consolidated financial statements included elsewhere in this document.

Emerging Growth Company Accounting Election

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. CCNB1 is an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and has elected to take advantage of the benefits of this extended transition period. Following the consummation of the Business Combination, we expect to remain an emerging growth company at least through the end of the 2021 fiscal year and is expected to continue to take advantage of the benefits of the extended transition period. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions for emerging growth companies because of the potential differences in accounting standards used.

Quantitative and Qualitative Disclosures about Market Risk

We have in the past and may in the future be exposed to certain market risks, including interest rate, foreign currency exchange and financial instrument risks, in the ordinary course of our business. Currently, these risks are not material to our financial condition or results of operations, but they may be in the future.

Inflation

We do not believe that inflation has had a material effect on our business, financial condition or results of operations. However, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset higher costs through price increases and our inability or failure to do so could potentially harm our business, financial condition and results of operations.

Interest Rate Risk

We had significant debt commitments outstanding as of November 30, 2020. These on-balance sheet financial instruments, to the extent they accrue interest at variable interest rates, expose us to interest rate risk.

Foreign Currency Exchange Rate Risk

The functional currency of E2open’s foreign subsidiaries is generally the local currency. Assets and liabilities are translated into U.S. dollars at the exchange rate in effect as of the consolidated balance sheet date.

Operating accounts are translated at an average rate of exchange for the respective accounting periods.

Translation adjustments resulting from the process of translating foreign currency financial statements into U.S. dollars are reported as a component of accumulated other comprehensive income (loss). Transaction gains and losses reflected in the functional currencies are charged to income or expense at the time of the transaction.

Credit Risk

Financial instruments that potentially subject E2open to a concentration of credit risk consist primarily of cash and cash equivalents, restricted cash and accounts receivable. E2open deposits cash and cash equivalents with high-quality financial institutions. Accounts receivable are typically unsecured and are derived from sales of subscriptions and support, as well as professional services, principally to large creditworthy technology, industrial, consumer goods, pharmaceutical and energy companies. Credit risk is concentrated primarily in North America, Europe and parts of Asia. E2open has historically experienced insignificant credit losses. E2open maintains allowances for estimated credit losses based on management’s assessment of the likelihood of collection.